Exhibit 10.1

Amendment No. 1
to
Employment Agreement

This Amendment No. 1 (“Amendment”), dated as of February 10, 2017 between James Reid-Anderson and Six Flags Entertainment Corporation amends that certain Employment Agreement, dated as of February 18, 2016 (the “Agreement”) between James Reid-Anderson and Six Flags Entertainment Corporation. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

1.    Subsections (a) and (b) of Section 3 Compensation of the Agreement are hereby amended in their entirety to read as follows:

“(a)    Base Salary. During the Term, Executive shall receive a base salary (as applicable, the “Base Salary”) at an annual rate of no less than $1,000,000. Base Salary shall be paid at such times and in such manner as the Company customarily pays the base salaries of its employees. In the event that Executive’s Base Salary is increased by the Board in its discretion at any time during the Term, such increased amount shall thereafter constitute the Base Salary.

(b)    Annual Bonus. During the Term, Executive shall have a target bonus opportunity (“Target Bonus”) of 100% of Base Salary. Notwithstanding the foregoing, for the 2016 performance year, Executive’s Target Bonus percentage shall be pro rated with 100% of Base Salary as the Target Bonus percentage for the portion of the 2016 fiscal year this Agreement is in effect and 120% of Base Salary as the Target Bonus percentage for the portion of the 2016 fiscal year before this Agreement is in effect. Any annual bonus payable to Executive shall be paid during the calendar year following the calendar year performance year and no later than five days following the filing of the Company’s Form 10-K for the performance year (or, if the Company is not required to or does not file a Form 10-K, no later than five days following the completion of the audit of the applicable performance year). The Executive’s bonus shall be paid at the same time as the bonuses paid to other executive officers. The bonus for the 2017 performance year shall be paid in shares of the Company’s common stock. Executive’s bonus for 2017 shall be paid to Executive even if the Term has expired or Executive’s employment with the Company ceased after December 31, 2017. Executive shall have a pro rated Target Bonus for 2018 which shall be paid to Executive even if the Term has expired or Executive’s employment with the Company ceased after the end of the Term.”
2.    Except as set forth in this Amendment, the Agreement remains in full force and effect.
IN WITNESS WHEREOF, the undersigned execute this Amendment as of the date set forth above.

SIX FLAGS ENTERTAINMENT CORPORATION
By: /s/ Lance C. Balk	Date: February 10, 2017
Name: Lance C. Balk
Title: General Counsel
/s/ James Reid-Anderson James Reid-Anderson	Date: February 10, 2017